Exhibit 10(u)

                                                     September 15, 1997


Mr. Barry J. C. Parker
6519 Riverview Lane
Dallas, Texas  75248

Dear Mr. Parker:

    Upon your acceptance, this letter will confirm the terms and conditions of your employment as President and Chief Executive Officer of Luby's Cafeterias, Inc. (the "Company").

     1. Employment and Term. You will be employed as President and Chief Executive Officer (the "Offices") of Luby's Cafeterias, Inc., and each of its wholly-owned subsidiaries. You will be elected to the Offices effective as of October 1, 1997, and will be re-elected annually during the term of your employment. This employment agreement will be effective as of October 1, 1997, and will continue in effect to and including September 30, 2000, or until such earlier date as termination may occur pursuant to this agreement (the "Term"). During the Term, you will devote your full working time and attention to the business and affairs of the Company and its subsidiaries to the best of your ability.

     2. Base Salary. During the Term, you will be paid a minimum base salary of $360,000 per year payable in monthly installments commencing November 1, 1997. Your base salary will be reviewed annually and will be subject to increase from time to time at the discretion of the Board of Directors (the "Board") based upon recommendations of the Compensation Committee (the "Committee"). Your base salary will not be reduced below $360,000 per year during the Term.

     3. Cash Bonus. During the Term, you will be a participant in the Company's annual incentive bonus plan. For the fiscal year ending August 31, 1998, your cash bonus will be not less than $132,000 (being 11/12 of $144,000 for a full year). For subsequent fiscal years during the Term, your cash bonus will be determined by the Committee (with the approval of the Board) in accordance with the plan and with criteria commensurate with your position as the senior executive officer of the Company. The Company does not guarantee you a cash bonus for any fiscal year subsequent to August 31, 1998.

     4. Hiring Stock Options. On October 1, 1997, the Committee will grant you two six-year options under the Company's management incentive stock plan for a total of 100,000 shares of the Company's common stock at an option price equal to fair market value on the date of grant. One of the options will be an "incentive stock option" for the maximum allowable shares and the other will be a "nonqualified stock option" for the remaining shares. Each option will become exercisable in cumulative increments of 20% per year, with each option becoming fully exercisable on the fifth anniversary of the date of grant. Subject to the foregoing, the options will be in customary form as determined by the Committee. Each option will provide that it shall become fully exercisable upon a "change in control" (as hereinafter defined).

     5. Annual Stock Options. During the Term, the Committee will grant you a stock option annually under the Company's management incentive stock plan (or successor plan), commencing in October 1997. Such options will be granted in accordance with normal grant guidelines established by the Committee and with criteria commensurate with your position as the senior executive officer of the Company.

     6. Performance Units. In October 1997, the Committee will grant you under the Company's management incentive stock plan (i) a prorata performance unit award of 5,000 units for the three-year performance cycle ending
August 31, 1998, (ii) a prorata performance unit award of 5,000 units for the three-year performance cycle ending August 31, 1999, and (iii) a full performance unit award of 5,000 units for the three-year performance cycle ending August 31, 2000. Thereafter, during the Term, the Committee will grant you a performance unit award annually when grants are made to other executive officers of the Company. Such awards will be granted in accordance with normal grant guidelines established by the Committee and with criteria commensurate with your position as the senior executive officer of the Company.

     7. Relocation Allowance. The Company agrees to pay you a relocation allowance not to exceed $100,000 to reimburse you for costs incurred in relocating yourself and your family from Dallas to San Antonio, including, but not limited to, moving expenses and any loss on the sale of your residence in Dallas.

     8. Stock Purchase. Prior to November 1, 1997, you agree to purchase in your own name and for your own account in the open market 20,000 shares of the Company's common stock, which shares, together with any shares received by you as stock dividends or stock splits attributable thereto, are referred to as the "Shares." At the time you purchase the Shares, the Company will make you a personal loan in a principal sum equal to the lesser of $200,000 or an amount equal to 50% of your cost of the Shares (the "Stock Loan"), bearing interest at the lowest rate under Internal Revenue Service regulations necessary to avoid imputed interest.

     9. Stock Agreement. When the Shares are purchased by you, the Company will enter into an agreement with you (the "Stock Agreement") pursuant to which the Shares will be pledged to secure payment of the Stock Loan. The Stock Agreement will provide that on each anniversary date of the Stock Agreement while you remain in the employ of the Company, the Company will forgive 20% of the original principal amount of the Stock Loan. The Stock Agreement will provide that in the event of a "change in control" (as hereinafter defined), the entire principal balance of the Stock Loan will be forgiven.

    10. Benefits. During the Term, you will be entitled to participate in all of the Company's benefit plans in which other executive officers are entitled to participate. Such benefits will include, but not by way of limitation, Company-paid health and disability insurance, participation in the Company's profit sharing plan, a Company-furnished automobile, an annual physical examination at the Company's expense, a $3,000 annual allowance for tax planning and preparation, and a $1,000 annual reimbursement for out-of-pocket medical expenses. You will also be designated as an eligible participant in the Company's supplemental executive retirement plan on the same basis as other executive officers, except that you will be credited with
1.8 years of service for each year of your employment with the Company so that full benefits will be available to you at age 65.

    11. Directorships. The Board will elect you to a seat on the Board, effective as of October 1, 1997, for a term expiring at the annual meeting of shareholders in the year 2000. You will also be elected a director of each of the Company's wholly-owned subsidiaries, effective as of October 1, 1997. In 1999, the Board will nominate you for re-election to the Board if you are an employee at that time and otherwise eligible. Likewise, during your employment with the Company, you will be re-elected annually as a director of each of the Company's wholly-owned subsidiaries.

    12. Death or Disability. If, as a result of your incapacity during the Term due to physical illness or injury or mental illness, you are absent from your duties with the Company for 180 consecutive days, the Company may terminate your employment for "disability." If your employment is terminated by reason of death or disability, you will not be entitled to further employment compensation or benefits except with respect to vested rights under the Company's benefit plans.

    13. Termination for Cause. The Company may terminate your employment "for cause" upon (a) your willful and continued failure to substantially perform your duties with the Company, except as a result of death or "disability," or (b) your willfully engaging in gross misconduct materially injurious to the Company. If your employment is terminated during the Term by the Company "for cause," you will not be entitled to further employment compensation or benefits except with respect to vested rights under the Company's benefit plans.

    14. Resignation for Good Reason. You may terminate your employment for "good reason," which shall mean:

(a) assignment to you of duties inconsistent with your position as the chief executive officer of the Company without your consent;

(b) removal of you from or failure to elect you to the Offices to which you are entitled to be elected pursuant to this agreement;

(c) reduction of the minimum salary to which you are entitled under this agreement;

(d) a material reduction or denial of the benefits to which you are entitled under this agreement; or

(e) the Company's requiring that you be based anywhere except the Company's executive offices in San Antonio, Texas, without your consent.

If you terminate your employment during the Term for "good reason" you will be entitled to continue to receive all of your compensation and benefits under this agreement until September 30, 2000, or the expiration of one year from the date your employment is so terminated, whichever is later.

    15. Termination without Cause. If, during the Term, your employment is terminated by the Company without "cause" (as defined above), you will be entitled to continue to receive all of your compensation and benefits under this agreement until September 30, 2000, or the expiration of one year from the date your employment is so terminated, whichever is later.

    16. Resignation without Good Reason. If, during the Term, you resign your employment without "good reason" (as defined above), you will not be entitled to further employment compensation or benefits except with respect to vested rights under the Company's benefit plans.

    17. Change in Control. The term "change in control" as used in this agreement shall mean a change in the control of the Company of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934.

     If the foregoing is acceptable, please indicate your concurrence by signing a copy of this letter.

                                      Sincerely,

                                      LUBY'S CAFETERIAS, INC.



                                      By: DAVID B. DAVISS
                                          ___________________________________
                                          David B. Daviss
                                          Acting Chief Executive Officer

Accepted and agreed to:



BARRY J.C. PARKER
_______________________________________
Barry J.C. Parker

                                                            Exhibit 10(v)

                                 TERM PROMISSORY NOTE


$199,999.00                 San Antonio, Texas            November 10, 1997


     1. FOR VALUE RECEIVED, the undersigned, BARRY J.C. PARKER ("Maker"), promises to pay to the order of LUBY'S CAFETERIAS, INC. ("Payee") at 2211 Northeast Loop 410 San Antonio, Texas 78217-4673, the principal sum of One Hundred Ninety Nine Thousand Nine Hundred Ninety Nine and No/100 Dollars ($199,999.00) together with interest on the unpaid principal balance at the rates hereinafter provided.

     2. Principal is payable in annual installments of Thirty Nine Thousand Nine Hundred Ninety-Nine Dollars and 80/100 ($39,999.80) or more each, on the 10th of November of each year beginning November 10, 1998 and continuing regularly and annually until said principal has been paid. Interest on the principal balance hereof from time to time remaining unpaid prior to maturity shall accrue at a fixed rate per annum equal to 6.34% and is payable annually
on the same dates as, and in addition to the installments of principal.   All
past due principal and interest shall bear interest from maturity thereof until paid at 10% per annum. In the event that it should ever be or become unlawful to charge or collect interest on past due interest, then, notwithstanding any contrary provision of this Note, no interest shall be charged or collected on past due interest.

     3. Interest shall be calculated on sums actually advanced to or for the Maker from the date or dates of such advances until paid. Interest shall be computed on the basis of a 365/366 day year for the actual number of days occurring in the period (including the first but excluding the last day) for which such interest is payable.

     4. Payment of this Note is secured by, and is subject to the terms of that certain Stock Agreement of even date herewith by and between Maker and Payee covering the rights and properties more fully described therein.

     5. Maker may prepay this Note in full at any time or in part from time to time, without premium or penalty.

     6. This Note shall be governed by and construed in accordance with Texas law and applicable federal law. The parties hereto intend to conform strictly to the applicable usury laws. In no event, whether by reason of acceleration of the maturity hereof or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance or detention of money hereunder or otherwise exceed the maximum amount permissible under applicable law. If fulfillment of any provision hereof or of any or other document now or hereafter evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, would involve exceeding the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced automatically to the limit of such validity. If Payee shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the unpaid principal amount owing hereunder in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Maker. All sums paid or agreed to be paid to Payee for the use, forbearance or detention of the indebtedness of Maker to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law.

     IN WITNESS WHEREOF, Maker has duly executed this Note effective as of the day, month and year first above written.

                                    MAKER:

                                    BARRY J.C. PARKER
                                    __________________________________________
                                    Barry J.C. Parker

                                                             Exhibit 10(w)

                                   STOCK AGREEMENT

     This Stock Agreement (the "Stock Agreement") is entered into to be effective the 10th day of November, 1997 by and between BARRY J.C. PARKER (the "Employee"), and LUBY'S CAFETERIAS, INC. (the "Company").

     WHEREAS, the Company loaned Employee the sum of One Hundred Ninety Nine Thousand Nine Hundred Ninety Nine and No/100 Dollars ($199,999.00) represented by that certain Term Promissory Note of even date herewith executed by Employee, payable to the Company (the "Note");

     WHEREAS, the proceeds of the Note shall be used by Employee to pay a portion of the purchase price of twenty thousand (20,000) shares of the common stock of the Company;

     WHEREAS, as security for the payment of the indebtedness evidenced by the Note, Employee agrees to grant the Company a security interest in the common stock purchased by Employee; and

     WHEREAS, so long as Employee remains employed by the Company, the Company was agreed to periodically forgive payment of principal under the Note.

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, financial accommodations given, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Stock Pledge. As security for the payment and performance of the Note, Employee hereby grants to the Company a security interest, lien, and mortgage, in and to, and agrees and acknowledges that the Company has, and shall continue to have, a security interest, lien and mortgage against those certain twenty thousand shares of common stock of Luby's Cafeterias, Inc., par value $.32, (the "Pledged Shares") owned by Employee, certificates representing which are being delivered to the Company in connection with the execution hereof, and the following:

         (a) the certificates representing the Pledged Shares, and all cash, securities, dividends, increases, distributions and profits received therefrom or in connection therewith, including distributions or payments in partial or complete liquidation or redemption, or as a result of reclassifications, readjustments, reorganizations or changes in the capital structure of the Company and any other property at any time and from time to time received, receivable or otherwise distributed or delivered to Employee in connection therewith, and all rights and privileges pertaining thereto;

         (b) all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

         (c) all securities hereafter delivered to Company in substitution for, or in addition to, any of the foregoing, as required or permitted by Company, all certificates representing or evidencing such securities, and all cash, securities, instruments, documents, dividends, increases, distributions and profits received therefrom, and any other property at any time and from time to time received by, receivable by, or otherwise distributed or delivered to Company in respect of or in exchange for any or all of the property described above;

         (d) all subscriptions, warrants, options and any other rights issued now or hereafter by the Company or any other person whatsoever upon or in connection with the Pledged Shares and any part of the Collateral (hereinafter defined); and

         (e) all products and proceeds of the foregoing and all general intangibles and contract rights related thereto, including without limitation, all revenues, distributions, dividends, property, registration rights, contract rights and other rights and interests that Employee is, or may hereafter become, entitled to receive on account of any collateral described in subsections (a) through (e),

(all such Pledged Shares, certificates, securities, instruments, documents, dividends, increases, distributions, profits, intangibles, contract rights and other property being herein collectively called the "Collateral" or the "Pledged Collateral"). Notwithstanding any provision herein, before an Event of Default, Employee has the right to receive, use and enjoy any and all cash dividends from the Pledged Collateral.

     2. Employee's Representations and Warranties. Employee hereby represents and warrants that:

         (a) Employee is the legal and equitable owner of the Pledged Collateral free and clear of all liens, charges, pledges, encumbrances and security interests of every kind and nature; and

         (b) Employee has good right and lawful authority to pledge the Pledged Collateral in the manner hereby done or contemplated.

     3. Default. An "Event of Default" shall exist if either or both of the following events (herein collectively called "Events of Default") shall occur:

         (a)  Employee fails to pay when due any principal of the Note; or

         (b)  Employee fails to pay when due any interest on the Note.

     4. Remedies On Event of Default. If an Event of Default occurs and is not cured within fifteen (15) days after written notice of default is given, then the Company, at its option may (i) declare the principal of, and all interest then accrued on, the Note to be forthwith due and payable, whereupon the same shall forthwith become due and payable without further notice, presentment, demand, protest, notice of intention to accelerate, notice of acceleration, or other notice of any kind (except as specifically required herein), all of which Employee hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding, and/or (ii) without further notice of default or demand, pursue and enforce any of the Company's rights and remedies hereunder or under the Note or otherwise provided under or pursuant to any applicable law.

     5.  Company As Custodian.  The Company (or an agent designated by the
Company)   shall have physical possession of the certificates or instruments representing or evidencing the Pledged Collateral. Pledgor agrees that the Pledgor will deposit with the Company, along with the certificates or instruments representing or evidencing the Pledged Collateral, duly executed stock powers in favor of the Company or its nominee with signatures guaranteed by a member or member organization of the New York Stock Exchange or by a commercial bank or trust company acceptable to the transfer agent.

     6. Waiver. The Company's acceptance of partial or delinquent payments, or failure of the Company to exercise any right available hereunder or otherwise shall not be construed as a waiver of the right to exercise the same or any other right at any other time, nor as a modification of this Stock Agreement or of the Employee's obligations under this Stock Agreement.

     7. Successors and Assigns. The provisions of this Stock Agreement apply to and shall inure to the benefit of the Company's successors and assigns and bind the Employee's successors in interest and assigns. Nothing contained in this paragraph, however, shall be deemed a consent to the Employee's sale, assignment, or transfer of any of the Collateral or obligations of the Employee hereunder.

     8. Forgiveness of Principal. Notwithstanding anything contained elsewhere herein or in the Note, it is agreed that if, during the term of the Note, Employee is in the employ of the Company on the day that an annual payment of principal is due pursuant to the Note, the Company shall, and hereby does forgive the repayment of said installment of principal then due. Employee shall be required to pay the annual interest payments. If, during the term of the Note, Employee ceases to be employed by the Company, Employee shall be obligated to repay the balance of the Note strictly pursuant to the terms thereof.

     9.  Change in Control.	Should a "change in control" of the Company
occur prior to the maturity date of the Note of a nature that would be required to be reported in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934 as that requirement exists on the effective date of this Stock Agreement, then, upon the occurrence of, and on the date of said change in control ("Change Date"), the Company shall, and hereby does forgive the entire remaining principal balance of the Note. Employee shall pay the accumulated interest through the Change Date on or before the date the next annual payment of principal and interest would be due pursuant to the Note.

Executed this 10th day of November, 1997.

EMPLOYEE:                                          COMPANY:
                                                   LUBY'S CAFETERIAS, INC.,
                                                   a Delaware corporation

BARRY J.C. PARKER                                       DAVID B. DAVISS
______________________________                     By:  ______________________
Barry J.C. Parker                                       David B. Daviss
                                                        Chairman of the Board